Exhibit 99.1

JCPENNEY REPORTS A 6.4 PERCENT INCREASE IN SAME STORE SALES AND A 70 BASIS POINT IMPROVEMENT IN GROSS MARGIN TO 37.3 PERCENT FOR THE THIRD QUARTER OF FISCAL 2015

Continued expense discipline drove a 300 basis point improvement in SG&A; Adjusted EBITDA improved $83 million to $108 million for the quarter

PLANO, Texas - (November 13, 2015) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its third quarter ended October 31, 2015. The Company reported net sales of $2.90 billion compared to $2.76 billion in the third quarter of 2014. Same store sales increased 6.4 % for the period.

Marvin Ellison, chief executive officer, said, “The continuation of our strong sales performance this quarter demonstrates ongoing progress towards achieving the Company’s long-term financial targets. We grew the top line, improved margin and intensified our expense discipline. As we look ahead to the fourth quarter, we are well positioned to compete effectively during the key holiday shopping period thanks to the hard work and dedication of all our associates.” Ellison continued, “While there is significant work to do to improve our Company, the JCPenney team remains determined to regain our status as a world-class retailer.”

For the quarter, all merchandise divisions had positive comp sales gains over last year. Men’s, Home, Footwear, Handbags, and Sephora were among the Company’s top performing divisions. Geographically, all regions experienced sales growth compared to the same period last year, with the best performance in the southern and western regions of the country.

For the third quarter, gross margin improved by 70 basis points, on top of a 710 basis point improvement in the third quarter of last year, to 37.3 % of sales, driven by improvements in our clearance and promotional selling margins and supply chain productivity.

SG&A expenses for the quarter were down $41 million to $947 million or 32.7 % of sales, representing a 300 basis point improvement from last year. These savings were primarily driven by lower store controllable costs, more efficient advertising and improved private label credit card revenue.

EBITDA improved $5 million to $107 million for the quarter. On an adjusted basis, EBITDA improved by $83 million to $108 million, despite the negative impact from the recent settlement of a class action lawsuit. In the third quarter, the Company showed a 27 % improvement in net income over the prior year to a loss of $137 million or $(0.45) per share.

2015 Full-Year Outlook

The Company’s 2015 full-year guidance is as follows:

•	Comparable store sales: expected to increase 4 percent to 5 percent;

•	Gross margin: expected to improve 100 to 150 basis points;

•	SG&A: expected to decrease approximately $120 million;

•	Adjusted EBITDA: approximately $645 million;

•	Depreciation and amortization: approximately $615 million;

•	Interest expense: approximately $415 million;

•	Capital expenditures: approximately $300 million; and

•	Free cash flow: expected to be breakeven.

Third Quarter 2015 Earnings Conference Call Details

At 8:30 a.m. ET today, the Company will host a live conference call conducted by chief executive officer Marvin Ellison and chief financial officer Ed Record. They will discuss the Company's performance during the quarter and take questions from participants.

To access the conference call, please dial (866) 314-5232, or (617) 213-8052 for international callers, and reference 69064429 participant code or visit the Company’s investor relations website at http://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for 7 days beginning approximately two hours after the conclusion of the meeting by dialing (888) 286-8010, or (617) 801-6888 for international callers and referencing 76116861 participant code.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com

Media Relations:
(972) 431-3400 or jcpnews@jcp.com

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to fitting the diversity of America with unparalleled style, quality and value. Across approximately 1,020 stores and at jcpenney.com, customers will discover a broad assortment of national, private and exclusive brands to fit all shapes, sizes, occasions and budgets. For more information, please visit jcpenney.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, gross margin, selling, general and administrative expenses, and cash flows. Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-Q for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

###

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended				Nine Months Ended
Statements of Operations:	October 31, 2015	November 1, 2014	% Inc. (Dec.)		October 31, 2015	November 1, 2014	% Inc. (Dec.)
Total net sales	$2,897	$2,764	4.8%		$8,629	$8,364	3.2%
Cost of goods sold	1,815	1,751	3.7%		5,441	5,417	0.4%
Gross margin	1,082	1,013	6.8%		3,188	2,947	8.2%
Operating expenses/(income):
Selling, general and administrative (SG&A)	947	988	(4.1)%		2,813	2,961	(5.0)%
Pension	12	1	100.0%	+	35	4	100.0%	+
Depreciation and amortization	152	156	(2.6)%		459	474	(3.2)%
Real estate and other, net	2	(90)	(100.0)%	+	(14)	(160)	(91.3)%
Restructuring and management transition	14	12	16.7%		53	39	35.9%
Total operating expenses	1,127	1,067	5.6%		3,346	3,318	0.8%
Operating income/(loss)	(45)	(54)	(16.7)%		(158)	(371)	(57.4)%
Loss on extinguishment of debt	—	34	(100.0)%	+	—	34	(100.0)%	+
Net interest expense	102	103	(1.0)%		303	306	(1.0)%
Income/(loss) before income taxes	(147)	(191)	(23.0)%		(461)	(711)	(35.2)%
Income tax expense/(benefit)(1)	(10)	(3)	100.0%	+	(19)	1	100.0%	+
Net income/(loss)	$(137)	$(188)	(27.1)%		$(442)	$(712)	(37.9)%

Earnings/(loss) per share - basic and diluted	$(0.45)	$(0.62)	(27.4)%		$(1.45)	$(2.33)	(37.8)%

Financial Data:
Comparable store sales increase/(decrease)(2)	6.4%	0.0%			4.6%	4.3%
Ratios as a percentage of sales:
Gross margin	37.3%	36.6%			36.9%	35.2%
SG&A expenses	32.7%	35.7%			32.6%	35.4%
Total operating expenses	38.9%	38.6%			38.8%	39.6%
Operating income/(loss)	(1.6)%	(2.0)%			(1.8)%	(4.4)%
Effective income tax rate(1)	(6.8)%	(1.6)%			(4.1)%	0.1%

Common Shares Data:
Issued and outstanding shares at end of period	305.5	304.8			305.5	304.8
Weighted average shares - basic	306.0	305.3			305.8	305.1
Weighted average shares - diluted	306.0	305.3			305.8	305.1

(1)
For the three and nine months ended October 31, 2015, the Company increased its net valuation allowance by $41 million and $131 million, respectively, against certain federal and state net operating loss carry forward assets. For the three and nine months ended November 1, 2014, the Company increased its net valuation allowance by $107 million and $255 million, respectively, against certain federal and state net operating loss carry forward assets.

(2)
Comparable store sales include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales through jcp.com. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	October 31, 2015	November 1, 2014
Current assets:
Cash in banks and in transit	$152	$141
Cash short-term investments	486	543
Cash and cash equivalents	638	684
Merchandise inventory	3,669	3,358
Deferred taxes	208	175
Prepaid expenses and other	218	223
Total current assets	4,733	4,440
Property and equipment, net	4,905	5,312
Prepaid pension	289	695
Other assets	623	618
Total assets	$10,550	$11,065

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$1,453	$1,289
Other accounts payable and accrued expenses	1,246	1,079
Current maturities of capital leases and note payable	26	30
Current maturities of long-term debt	106	28
Total current liabilities	2,831	2,426
Long-term capital leases and note payable	14	40
Long-term debt	5,147	5,229
Deferred taxes	395	357
Other liabilities	616	583
Total liabilities	9,003	8,635
Stockholders' equity	1,547	2,430
Total liabilities and stockholders' equity	$10,550	$11,065

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended		Nine Months Ended
Statements of Cash Flows:	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Cash flows from operating activities:
Net income/(loss)	$(137)	$(188)	$(442)	$(712)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	(1)	2	3	5
Asset impairments and other charges	4	5	6	9
Net gain on sale of non-operating assets	(1)	(2)	(9)	(23)
Net gain on sale of operating assets	(1)	(90)	(9)	(91)
Loss on extinguishment of debt	—	34	—	34
Depreciation and amortization	152	156	459	474
Benefit plans	4	(5)	14	(18)
Stock-based compensation	12	8	33	24
Deferred taxes	(15)	(5)	(32)	(24)
Change in cash from:
Inventory	(664)	(510)	(1,017)	(423)
Prepaid expenses and other assets	(22)	(15)	(33)	(34)
Merchandise accounts payable	331	305	456	341
Current income taxes	4	2	10	6
Accrued expenses and other	102	(17)	145	(22)
Net cash provided by/(used in) operating activities	(232)	(320)	(416)	(454)
Cash flows from investing activities:
Capital expenditures	(93)	(61)	(234)	(202)
Proceeds from sale of non-operating assets	—	2	13	28
Proceeds from sale of operating assets	1	66	6	68
Joint venture return of investment	—	—	—	8
Net cash provided by/(used in) investing activities	(92)	7	(215)	(98)
Cash flows from financing activities:
Payment on short-term borrowings	—	—	—	(650)
Net proceeds from issuance of long-term debt	—	393	—	893
Premium on early retirement of long-term debt	—	(33)	—	(33)
Payments of capital leases and note payable	(4)	(4)	(27)	(22)
Payments of long-term debt	(7)	(394)	(20)	(405)
Financing costs	—	(1)	—	(61)
Other changes in stockholders' equity	—	—	(2)	(1)
Net cash provided by/(used in) financing activities	(11)	(39)	(49)	(279)
Net increase/(decrease) in cash and cash equivalents	(335)	(352)	(680)	(831)
Cash and cash equivalents at beginning of period	973	1,036	1,318	1,515
Cash and cash equivalents at end of period	$638	$684	$638	$684

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain net gains, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain net gains, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the loss on extinguishment of debt, the net gain on the sale of non-operating assets, certain net gains, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of income taxes to other comprehensive income items related to our Primary Pension Plan and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax expense/(benefit) and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

EBITDA AND ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures:

	Three Months Ended			Nine Months Ended
	October 31, 2015	November 1, 2014		October 31, 2015	November 1, 2014
Net income/(loss)	$(137)	$(188)		$(442)	$(712)
Add: Net interest expense	102	103		303	306
Add: Loss on extinguishment of debt	—	34		—	34
Total interest expense	102	137		303	340
Add: Income tax expense/(benefit)	(10)	(3)		(19)	1
Add: Depreciation and amortization	152	156		459	474
EBITDA (non-GAAP)	107	102		301	103
Add: Restructuring and management transition charges	14	12		53	39
Add: Primary pension plan expense/(income)	7	1		20	(8)
Less: Net gain on the sale of non-operating assets	(1)	(2)		(9)	(23)
Less: Proportional share of net income from the home office land joint venture	(19)	—		(41)	(43)
Less: Certain net gains	—	(88)	(1)	—	(88)	(1)
Adjusted EBITDA (non-GAAP)	$108	$25		$324	$(20)

(1)
Represents the net gain on the sale of one department store location and the net gain recognized on a payment received from a landlord to terminate an existing lease prior to its original expiration date.

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net income/(loss)	$(137)	$(188)	$(442)	$(712)
Earnings/(loss) per share-diluted	$(0.45)	$(0.62)	$(1.45)	$(2.33)

Add: Restructuring and management transition charges, net of tax of $-, $-, $- and $-(1)	14	12	53	39
Add: Primary pension plan expense/(income), net of tax of $-, $-, $- and $-(2)	7	1	20	(8)
Add: Loss on extinguishment of debt, net of tax of $-, $-, $- and $-(1)	—	34	—	34
Less: Net gain on the sale of non-operating assets, net of tax of $-, $-, $- and $-(3)	(1)	(2)	(9)	(23)
Less: Proportional share of net income from the home office land joint venture, net of tax of $-, $-, $- and $-(1)	(19)	—	(41)	(43)
Less: Certain net gains, net of tax of $-, $2, $- and $2(4)	—	(86)	—	(86)
Less: Tax impact resulting from other comprehensive income allocation(5)	(7)	(6)	(25)	(17)
Adjusted net income/(loss) (non-GAAP)	$(143)	$(235)	$(444)	$(816)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.47)	$(0.77)	$(1.45)	$(2.67)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	The tax effect is included in the line item Tax impact resulting from other comprehensive income allocation. See footnote 5 below.

(3)	Tax effect was calculated using the effective tax rate for the transactions.

(4)	Tax effect represents state taxes payable in separately filing states.

(5)
Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income for the amortization of net actuarial losses and prior service credits related to the Primary Pension Plan and the tax effect for the loss on our interest rate swaps.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table reconciles cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure:

	Three Months Ended		Nine Months Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Net cash provided by/(used in) operating activities	$(232)	$(320)	$(416)	$(454)
Add: Proceeds from sale of operating assets	1	66	6	68
Less: Capital expenditures	(93)	(61)	(234)	(202)
Free cash flow (non-GAAP)	$(324)	$(315)	$(644)	$(588)